Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO UPDATES DRILLING ACTIVITY

DENVER, COLORADO, May 13, 2008 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated operational activities.

“Since our last report, CREDO has placed nine wells on production and has drilled four new wells that are awaiting completion,” James T. Huffman, President, stated.  “We are pleased with the progress on all of our drilling projects.  In particular, the success rate on our Kansas project is now up to 40% and we have recently purchased substantial additional acreage on six new prospects.  In South Texas, our high potential deep Wilcox test is scheduled to start drilling this week.  In addition, we have significantly expanded the acreage we control as operator in the Texas Panhandle in anticipation of horizontal resource drilling plays for the Cleveland and Tonkawa formations.”

North-Central Kansas —The company’s Kansas acreage is located in prolific oil producing areas where 3-D seismic has proven effective in identifying undrilled structures.  Drilling targets the Lansing-Kansas City and Arbuckle formations at about 4,000 feet, making the cost of drilling very inexpensive in relation to potential reserve value.

To date, 20 wells have been drilled on company acreage with a 40% success rate.  Four of the eight successful wells had initial production rates of about 100 barrels of oil per day.  Average proved reserves are estimated to be 50,000 to 55,000 barrels of oil per well.  The company’s first discovery in the play has already produced about 45,000 barrels of oil in 18 months and is still producing 80 barrels of oil per day.  That well is expected to produce around 130,000 barrels of oil.

CREDO currently owns interests in nine separate projects covering approximately 75,000 gross acres, and plans to expand its acreage position in the play to at least 100,000 gross acres.  The company’s interest in the projects varies from 12.5% to 75%.  The recent drilling successes have occurred primarily on prospects where the company owns a 12.5% interest.

“Our drilling success and strong oil prices make the economics for this play outstanding,” Huffman said.  “We are seeing substantial improvement in our drilling results as we find the keys to successful seismic and geologic interpretation.  For example, four of the last seven wells have been completed as producers, and three of those four successes had excellent production rates.”

Huffman further stated, “We are in different stages of acreage acquisition, shooting seismic and drilling, with 10 new wells expected to be drilled in the next six months.  While our momentum is currently constrained by the availability of seismic crews, we expect Kansas to begin making a major contribution to our reserve and production growth.”

South Texas—In South Texas, drilling is expected to commence this week on the company’s 17,000 foot Gemini Prospect.  The prospect is located in Jim Hogg County and targets the “deep Wilcox” sands which produce prolifically in the area.  The 3-D seismic interpretation indicates that the prospect contains 1,200 acres of total closure, making its net reserve potential very substantial in relation to CREDO’s existing proved reserves.

At a depth of 17,000 feet, Gemini is a very high cost, rank wildcat drilling prospect.  Therefore, the company elected to sell a portion of its interest for cash consideration and a “carried interest” on the two initial wells.  The consideration is approximately $1,300,000 cash and an 11.25% “carried interest” before cost recovery on the first two wells (6.75% after cost recovery) including all costs of drilling, completion and connecting the wells for pipeline sales.  If drilling is successful, the company expects that its retained interest in the prospects will have a very significant impact on its production and reserve growth.

Elsewhere in South Texas, the first well has been drilled on the 2,500 gross acre Briggs Ranch Prospect located in Victoria County.  The 8,600-foot Briggs Ranch #1 encountered 11 feet of Frio sands and is currently producing about 520 Mcf per day (thousand cubic feet of gas per day). The company owns a 9% working interest.  Also in South Texas where the company recently purchased a 15.5% working interest in the Escobas Field, a recompletion is underway on an existing well and drilling is underway on a 15,500 foot Wilcox test where the company has a carried interest through the production facilities.

Texas Panhandle—In Hemphill County, the company recently purchased interests in over 6,000 gross acres and has taken over as operator of 11 wells.  The new acreage complements the company’s Humphreys Prospect and brings its total acreage in the area to approximately 9,000 gross acres.

“We are expanding our acreage in the Humphreys area because, in addition to good Morrow sand potential, we see excellent opportunity for horizontal drilling in the Cleveland and Tonkawa formations,” Huffman said.  “The majority of this acreage is located in a Tonkawa field that is producing from vertical wells.  Horizontal drilling for the Tonkawa is currently being tested in other areas, and there is a Cleveland horizontal resource play underway just to the north of our acreage block.  Horizontal drilling has the potential to significantly improve production rates from the Tonkawa formation in our area where vertical wells average 600 MMcf (million cubic feet of gas) and 42,000 barrels of oil.”

The second well on the company’s 3,780 gross acre Humphreys Prospect encountered sands in the Tonkawa and Cleveland formations that appear to be productive on electric logs.  The vertical well has been completed in the Tonkawa sand and is testing at good rates of both oil and gas.  The well is currently waiting on a pipeline connection.  The company owns a 25% working interest.

Oklahoma — CREDO owns approximately 70,000 gross acres located primarily along the northern portion of the Anadarko Basin where it conducts an active drilling program.  Wells generally target the Morrow, Oswego and Chester formations between 7,000 and 11,000 feet.

In Southern Oklahoma, the company is participating in three waterflood projects as part of its overall strategy to improve the oil ratio in its reserve base.  In Carter County, CREDO owns 17% of the Southeast Hewitt waterflood unit which has already produced 650,000 barrels of oil and is projected to ultimately produce about 1,200,000 barrels.  The company also owns about 23% in Phase 1, and 12.5% in Phase 2, of a Martin Deese sand waterflood unit that is being formed and is expected to produce about 1,000,000 barrels of oil.  In Love County, CREDO owns 13% in Phase 1, and 9.5% in Phase 2, of the Eastman Hills waterflood unit that is expected to produce about 500,000 barrels of oil.

Also in Carter County, CREDO is preparing to drill a twin well to its Schaff #1 which has produced 235,000 barrels of oil.  The Schaff will become part of the Martin Deese sand waterflood, and the new well will develop three oil sands that the Schaff well logs indicate are productive and which produce in the immediate area.  Credo owns a 50% working interest and is the operator.

Since the last report, CREDO has placed five wells on production and has drilled two new gas wells in Oklahoma that are awaiting completion for production.  The recent drilling includes two new wells on the company’s 5,800 gross acre Arroyo Prospect where the first well is now producing 750 Mcfd.  The company owns varying working interest in the prospect ranging up to 40%.  Elsewhere in Oklahoma, the company is preparing to drill on its 1,280 gross acre Pool-Proffitt property where it expects to ultimately drill 10 to 12 wells to develop a thick package of stacked carbonate zones.  CREDO owns an approximate 50% working interest in the prospect.

Management Comment —“We have been laying the ground work for several years to significantly expand both the breadth and volume of our drilling activities,” Huffman said.  “We have made significant investments of both time and resources in the new projects, and we are very excited to see results.  The deep drilling in South Texas gives us the opportunity for an immediate and substantial increase in production and reserves.  The Kansas project is even more exciting because we have already established excellent results which give us confidence that the project will rise to a level of importance that will rival or surpass our core drilling in Oklahoma.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.